Exhibit 10.62

Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan
Non-Qualified Stock Option Grant Agreement
(United States Employees)

[Grant Date]

«FIRST_NAME» «LAST_NAME»
«Address__1»
«Address_2», «Address_3», «Address_5»

Dear  «FIRST_NAME» «LAST_NAME»:

Dear _________:

I am pleased to inform you (the “Participant”) that the Compensation Committee of the Board of Directors (the “Committee”) of Cabot Microelectronics Corporation (the “Company”) has approved your participation in the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the "Plan").   A Non-Qualified Stock Option (“NQSO”) award (the “Award”) is hereby granted to the Participant pursuant to the terms of the Plan and this Non-Qualified Stock Option Agreement (the “Agreement”).  A copy of the Plan can be electronically accessed through the CMC world directory under “HR Information/Stock/General Plan Information”.

PARTICIPANT	Type of Grant	Number of Option Shares Granted	Exercise Price Per Share on [GD, __/__/__]	Participant ID Number
«FIRST_NAME» «LAST_NAME»	Non-Qualified Stock Option	«APPROVED_GRANT NUMBER»	[fmv/closing price on Grant Date, __/__/__]	«SOCIAL_SECURITY»
	Grant Date	Vesting Dates	Expiration Date	Grant Number
	[GD, __/__/____]	25% [1st anniv. GD] 25% [2d anniv. GD] 25% [3d anniv. GD] 25% [4th anniv. GD]	[10 yrs from GD, __/__/____]	«GRANT_ID»

This Agreement provides the Participant with the terms of the option (the “Option”) granted to the Participant.  The Option is not intended to qualify as an incentive stock option pursuant to Section 422 of the Internal Revenue Code (the “Code”).  The terms specified in this Agreement are governed by the provisions of the Plan, which are incorporated herein by reference. The Committee has the exclusive authority to interpret and apply the Plan and this Agreement.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding on all persons.  To the extent that there is any conflict between the terms of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein will have the same meaning as under the Plan, unless stated otherwise.

In consideration of the foregoing and the mutual covenants hereinafter set forth, it is agreed by and between the Company and the Participant as follows:

1.	Vesting and Exercise. The Award shall become vested and exercisable in accordance with the following table:
Installment	Vesting Date Applicable to Installment
25% 25% 25% 25%	[1st anniv. GD] [2d anniv. GD] [3d anniv. GD] [4th anniv. GD]

The Award will be fully vested and exercisable in the event of a Change in Control, as defined in the Plan.  In the event of a Change in Control that constitutes a Covered Transaction (as defined in Section 7.3(c) of the Plan), the Committee may, in its sole discretion, terminate any or all outstanding Options as of the effective date of the Covered Transaction; provided that the Committee may not terminate an Option outstanding under this Agreement earlier than twenty (20) days following the later of (i) the date on which the Award became fully exercisable, and (ii) the date on which the Participant received written notice of the Covered Transaction.

Unless otherwise provided in this Agreement or the Plan, if the date of Participant’s termination of Service, as defined in the Plan, with the Company precedes the relevant Vesting Date, an installment shall not vest on the otherwise applicable Vesting Date and all Options subject to such installment shall immediately terminate as of the date of such termination of Service.

2.	Termination / Cancellation / Rescission. The Company may terminate, cancel, rescind or recover an Award immediately under certain circumstances, including, but not limited to, the Participant’s:

(a)	actions constituting Cause, as defined in the Plan and as otherwise enforceable under local law;

(b)	rendering of services for a competitor prior to, or within six (6) months after, the exercise of any Option or the termination of Participant's Service with the Company;

(c)	unauthorized disclosure of any confidential/proprietary information of the Company to any third party;

(d)	failure to comply with the Company’s policies regarding the identification, disclosure and protection of intellectual property;

(e)	violation of the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement;

(f)	violation of the Cabot Microelectronics Corporation Code of Business Conduct, including those provisions related to financial reporting.

In the event of any such termination, cancellation, rescission or revocation, the Participant must return any Stock obtained by the Participant pursuant to the Award, or pay to the Company the amount of any gain realized on the sale of such Stock, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.  To the extent applicable, the purchase price for such Stock shall be returned to the Participant, including any withholding requirements.

3.
Purpose of Award. The Award is intended to promote goodwill between the Participant and the Company and shall not be considered as salary or other remuneration for any employment or other services the Participant may perform for the Company or any of its affiliates.  The Company’s grant of the Option does not confer any contractual or other rights of employment or service with the Company.  Benefits granted under the Plan shall not be considered as part of the Participant’s salary in the event of severance, redundancy or resignation. Granting of the Award shall also not be construed as creating any right on the part of Participant to receive any additional benefits including awards in the future, it being expressly understood and agreed that any future awards shall be made solely at the discretion of the Company.

4.
Expiration.  The Option, including vested Options, shall not be exercisable after the Company’s close of business on the last business day that occurs on or prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)	[Expiration Date: 10 years from GD];

(b)
If the Participant’s termination of Service occurs by reason of death or Disability, the three (3) year anniversary of the date of such termination or the ten (10) year anniversary of the Grant Date, whichever is sooner.  In such case of termination of Service occurring by reason of death or Disability, then any unvested portion of the Option shall be fully vested and exercisable as of such date of termination. For purposes hereof, “Disability” shall have the meaning provided under: (i) first, an employment agreement between the Participant and the Company; (ii) second, if no such employment agreement exists, the long-term disability program maintained by the Company or any governmental entity covering the Participant; or (iii) third, if no such agreement or program exists, permanent and total disability within the meaning of Section 22 (e)(3) of the Code;

(c)	If the Participant’s termination of Service occurs by reason of Cause, the date preceding the date of such termination;

(d)	If the Participant’s termination of Service occurs by reason of Change in Control, three (3) months after the date of such termination;

(e)
If the Participant’s termination of Service occurs by reason of Retirement, all Options vested and exercisable as of the date of such termination will remain exercisable until the ten (10) year anniversary of the Grant Date.  For purposes hereof, “Retirement” shall mean the termination of the Participant’s Service following the Participant’s attainment of at least (i) five (5) years of employment with the Company and (ii) fifty-five (55) years of age, provided, however, that the Participant’s termination of Service will not be deemed to have occurred by reason of Retirement if the Participant’s Service has been terminated by reason of Cause, as determined by the Company in its sole discretion; or

(f)
If the Participant’s termination of Service is for any reason other than (b), (c), (d) or (e) above, all Options vested and exercisable as of the date of termination will remain exercisable for one (1) month after the termination date, after which all unexercised Options are terminated.

In the event that the Participant dies on or following the Participant’s termination date and prior to the Expiration Date without having fully exercised the Participant’s Options, then the authorized representative of the Participant’s estate shall be entitled to exercise the Award within such limits specified in subparagraphs (b), (d), (e) or (f).

To the extent that the Participant does not exercise the Option to the extent the Participant is entitled within the time specified in subparagraphs (a), (b), (d), (e) or (f) above, the Option shall immediately terminate.

5.
Method of Option Exercise.  Subject to the terms of this Agreement and the Plan, the Participant may exercise, in whole or in part, the vested portion of the Option at any time by complying with any exercise procedures established by the Company in its sole discretion.  The Participant shall pay the exercise price for the portion of the Option being exercised to the Company in full, at the time of exercise, either:

        (a)      in cash;

(b)
in shares of Stock having a Fair Market Value equal to the aggregate exercise price  for the shares of Stock being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such shares of Stock have been held by the Participant for no less than six (6) months;

(c)	partly in cash and partly in such shares of Stock; or

(d)
through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate exercise price for the shares of Stock being purchased (“cashless exercise”).

Anything to the contrary herein notwithstanding, the Option cannot be exercised and the Company shall not be obligated to issue any shares of Stock hereunder if the Company determines that the issuance of such shares would violate the provision of any applicable law, including the rules and regulations of any securities exchange on which the Stock is traded.  Please refer to Section 6.2(d) of the Plan for additional information.

6.	Taxes.

(a)
All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes based on country specific tax requirement.  Please refer to electronic copy of “Taxes” for your individual circumstances based on your location.  The various methods and manner by which the tax withholding may be satisfied are set forth in Section 8.4 of the Plan.  If the Participant is subject to Section 16 (an “Insider”), of the Securities Exchange Act of 1934 (“Exchange Act”) and other securities laws, any surrender of previously owned shares to satisfy tax withholding obligations arising upon exercise of an Option must comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) and other relevant rules and regulations.

(b)
If the Fair Market Value of a share of stock on the date the Participant exercises the Option is greater than the Exercise Price, the Participant will be taxed on the difference multiplied by the number of shares purchased with cash at the date of exercise.  This income is taxed as ordinary income and subject to various withholding taxes.  The Company is required to withhold and remit these taxes to the appropriate tax authorities.  If the exercise of the Option results in no cash payment to the Participant from which the Company could withhold the income and FICA taxes, the Participant will be required to provide the Company with an amount of cash sufficient to satisfy the Participant’s tax withholding obligations or to make arrangements satisfactory to the Company with regard to such taxes, which in most instances can be done through the services provided by a broker.  If the Participant does not pay the amount of required withholding to the Company, the Company will withhold from the shares delivered or from other amounts payable to the Participant, the minimum amount of funds required to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise of the Option.  The income will be reported to the Participant as part of the Participant’s employment compensation on the Participant’s annual earnings statement.

(c)
If the Participant sells the shares acquired under the Option, a long-term or short-term capital gain or loss may also result depending on:  (i) the Participant’s holding period for the shares, and (ii) the difference between the Fair Market Value of the shares at the time of the sale and the Participant’s tax basis in the shares.  The holding period is determined from the date the Option is exercised.  Under current law, the capital gain or loss is long term if the property is held for more than one (1) year, and short term if the property is held for less than one (1) year. If the Exercise Price of an Option is paid in cash, the tax basis of the shares thereby acquired is the sum of (i) the Exercise Price paid for the shares, and (ii) the ordinary income, if any, determined by the difference between the Fair Market Value of the shares when exercised and the Exercise Price.

EACH PARTICIPANT IS URGED TO REVIEW THE U.S. TAX COMMUNICATION INFORMATION AND TO CONSULT WITH HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, LOCAL AND OTHER TAX LAWS.

7.
Transferability. The Option is not transferable other than: (a) by will or by the laws of descent and distribution; (b) pursuant to a domestic relations order; or (c) to members of the Participant’s immediate family, to trusts solely for the benefit of such immediate family members or to partnerships in which family members and/or trusts are the only partners, all as provided under the terms of the Plan.  After any such transfer, the Option shall remain subject to the terms of the Plan.

8.
Adjustment of Shares.  In the event of any transaction described in Section 8.6 of the Plan, the terms of this Option (including, without limitation, the number and kind of shares subject to this Option and the Exercise Price) shall be adjusted as set forth in Section 8.6 of the Plan.

9.
Shareholder Rights.  Participant shall have no rights as a stockholder with respect to any shares of Stock subject to the Option until the Option is exercised and the shares are issued and transferred on the books of the Company to the Participant.  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to such date, except as provided under the Plan.

10.
Data Privacy.  In order to perform its requirements under this Plan, the Company may process sensitive personal data about the Participant.  Such data includes but is not limited to the information provided in this grant package and any changes thereto, other appropriate personal and financial data about the Participant, and information about the Participant’s participation in the Plan and shares exercised under the Plan from time to time.  By signing the attached acceptance form, the Participant hereby gives explicit consent to the Company to process any such data.  The Participant also hereby gives explicit consent to the Company to transfer any personal data outside the country in which the Participant is employed and to the United States.  The legal persons for whom the personal data is intended includes the Company and any of its subsidiaries, the outside plan administrator as selected by the Company from time to time and any other person that the Company may find appropriate in its administration of the Plan.  The Participant may review and correct any personal data by contacting his local Human Resources Representative. The Participant understands that the transfer of the information outlined here is important to the administration of the Plan and failure to consent to the transmission of such information may limit or prohibit participation in the Plan.

11.
Severability.  In the event that any provision of this Agreement is found to be invalid, illegal or incapable of being enforced by any court of competent jurisdiction for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

12.	Waiver. Failure to insist upon strict compliance with any of the terms and conditions of this Agreement or the Plan shall not be deemed a waiver of such term or condition.

13.
Notices.  Any notices provided for in this Agreement or the Plan must be in writing and hand delivered, sent by fax or overnight courier, or by postage paid first class mail.  Notices are to be sent to the Participant at the address indicated by the Company’s records and to the Company at its principal executive office.

14.	Governing Law. This Agreement shall be construed under the laws of the State of Illinois.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

    CABOT MICROELECTRONICS CORPORATION

     William P. Noglows
                                                Chairman and Chief Executive Officer